Exhibit 10.8

Certain portions of this exhibit, as indicated by [***] , have been omitted, pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been separately filed with the Securities and Exchange Commission.

LICENSE AND MANUFACTURING AGREEMENT

BETWEEN

BOSTON THERAPEUTICS, INC.

AND

ADVANCE PHARMACEUTICAL COMPANY LIMITED

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TABLE OF CONTENTS

BACKGROUND
1.	DEFINITION	4
2.	LICENSE GRANT	7
3.	ROYALTY AND PAYMENT	8
4.	JOINT EXPENSES FOR MAA AND REFERENCE MATERIAL	10
5.	REGULATORY APPROVALS AND CO-OPERATION	11
6.	REPRESENTATIONS, WARRANTIES AND COVENANTS	12
7.	INDEMNITIES	14
8.	FORECAST OF PRODUCT SUPPLY AND SALES	14
9.	BRANDING	15
10.	PROSECUTION AND MAINTENANCE	16
11.	NEW INTELLECTUAL PROPERTY	17
12.	ENFORCEMENT	17
13.	MANUFACTURING FACILITY	17
14.	EVENT OF DEFAULT	18
15.	CONFIDENTIALITY	18
16.	TERM	20
17.	TERMINATION	20
18.	DISPUTE RESOLUTION	20
19.	GOVERNING LAW	21
20.	MISCELLANEOUS	21
EXHIBITS
Exhibit 1	Option Agreement	25
Exhibit 2	Trademark Certificate of SUGARDOWN	26
Exhibit 3	List of Prices	27
Exhibit 4	Banking Information	29
Exhibit 5	Reimbursement costs	30
Exhibit 6	List of Patents	31
Exhibit 7	List of Products	32
Exhibit 8	Certificated of analysis of SugarDown Chewable Tablet	33
Exhibit 9	Declarations of Good Manufacturing Practice	34

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LICENSE AND MANUFACTURING AGREEMENT

This LICENSE AND MANUFACTURING AGREEMENT (this “Agreement”) is effective as of  June 24, 2011 (the “Effective Date”) by and between:-

(1)
BOSTON THERAPEUTICS, Inc. a company incorporated under the laws of Delaware, USA having a principal place of business at 33 South Commercial St. Manchester, NH 03101, United States of America (“BTI”); and

(2)
ADVANCE PHARMACEUTICAL COMPANY LIMITED, a company incorporated under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China at Tai Po, New Territories (“the Licensee”),

(BTI and the Licensee are each referred to herein by name or, individually, as a “Party” or, collectively, as the “Parties”.)

WHEREAS:

A.	BTI is a biopharmaceutical company having certain proprietary rights, technologies and data related to dietary supplements and potential drug agents developed from complex carbohydrate chemistry.

B.
The Licensee is a Hong Kong Asia-based pharmaceutical company with a vertically integrated platform engaged in development, manufacturing, design, marketing, sales, logistics and distribution of pharmaceutical and other health care products.

C.
By an option agreement dated July 7, 2010 (“Option Agreement”) as set out in Exhibit 1, Zapp Biotechnology Company Ltd. (the “Optionee”) was granted an option by BTI (the “Option”) to enter into a license and manufacturing agreement according to the terms stipulated in the Option Agreement. Optionee has designated the Licensee as its nominee to enter into this Agreement.

D.
BTI and the Licensee wish to further develop, manufacture and commercialize the Products (defined hereinafter). Accordingly, BTI desires to grant to the Licensee, and the Licensee desires to obtain from BTI, certain rights, licenses and sub-license rights pertaining to the Territory (defined hereinafter) and the possible first right of offer, all subject to the terms and conditions set forth here-in-below.

E.
Subject to the terms and conditions set forth below, BTI desires to manufacture and sell the Products (defined hereinafter) to the Licensee, and the Licensee agrees to have the Licensee engage in the following:

(i)	market and sell such Products (defined hereinafter) in the Territory; and

(ii)	manufacture, market and sell such Products upon the setting up of the Licensee’s manufacturing facilities.

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NOW IT IS HEREBY AGREED as follows:

1.	DEFINITION(S)

1.1	In this Agreement including the Recitals, except where the context otherwise requires, the words and expressions specified below shall have the meanings attributed to them below:-
“Additional Territory”	means all countries and territories in the world except the Territory and the USA;
“Additional Territory Licensed Product(s)”
means any product for human or veterinary use, the research, development, manufacture, use, sale, offer for sale, import or export (collectively, “Exploitation”)of which, is based bupon or incorporates BTI Technology or, but  for the license granted in this Agreement, the Exploitation or which would infringe any BTI Patents in any country in the Additional Territory;

“Affiliate”
means with respect to either Party, any person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party, for so long as such control exists.
For purposes of this Section only, “control” means
(i) direct or indirect ownership of fifty percent (50%) or more (or, if less than fifty percent (50%), the maximum ownership interest permitted by applicable law) of the stock or shares having the right to vote for the election of directors of such corporate entity, or
(ii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise;

“BTI Know-How”
Any proprietary information, trade secrets, documented techniques, materials and data owned or controlled by BTI during the Term or which are acquired by or developed for BTI by a Third Party during the Term, including but not limited to discoveries, formulae, materials, reagents, proprietary methods, processes, test data (including pharmacological, toxicological, clinical and manufacturing information and test data), and analytic and quality control data, which is necessary or useful to research, develop, make, have made, use, sell, offer for sale, import or export the Products, provided however, that BTI Know-How that is the subject of the licenses and other rights granted to Licensee hereunder shall extend only to those applications of any of the foregoing items that are associated with specifically defined carbohydrate chemistry formulation; BTI Know-How does not include BTI Patent Rights.;

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“BTI Patents”
means the patents which includes:
(i) All patents and patent applications of any kind anywhere in the world as more particularly listed in the Exhibit 6 owned or controlled by BTI during the Term or which are acquired by or developed for BTI by a Third Party during the Term (together with all divisions, continuations, patents of addition, substitutions, registrations, re-issues, re-examinations or extensions of the foregoing) and which are necessary or useful to research, develop, make, have made, use, sell, offer for sale, import or export the Products, provided, however, that BTI Patents that are the subject of the licenses and other rights granted Licensee hereunder shall extend only to those applications of any of the foregoing items that are associated with SUGARDOWN or its drug candidate equivalent;
(ii) All patent applications that may hereafter be filed by or on behalf of BTI which either are based on or claim priority from any of the foregoing patents and applications; and
(iii) All patents which may be granted pursuant to any of the foregoing patent applications;

“BTI Technology”	means BTI Patents and BTI Know-How relating to SUGARDOWN or its drug candidate equivalent only;
“Business Day(s)”	means a day (other than a Saturday or a Sunday) on which licensed banks are generally open for business in Hong Kong;
“Effective Date”	means the date of this Agreement as set forth above;
“EMA”	means the European Medicines Authority;
“EMA Costs”
means external contracted costs resulting in a specific fee charged and a deliverable documented output for EMA meetings, animal tests, and human tests, resulting in a competent authority submission only;

“FDA”	means the United States Food and Drug Administration, or any successor agency thereto;

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“FDA Costs”
means external contracted costs resulting in a specific fee charged and a deliverable documented output for FDA meetings, animal tests, and human tests, resulting in a competent Regulatory Authority submission only;

“Force Majeure”	means the force majeure as referred to and defined in Clause 20.7 of this Agreement;
“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;
“MAA”
means the Marketing Authorization Approval of a new drug application for permission to initiate marketing, sale, testing and food supplement registration), licenses, registrations or authorizations necessary for the marketing and sale of such Product, filed with:

(i) the FDA in accordance to the FDA Code of Federal Regulation Title 21 Part 314 Section 50 et. Seq (21 C.F.R. 314.50 et. Seq);

(ii) the EMA; or

(iii) any other Competent Regulatory Authority.

“Product(s)”	means initially Territory Licensed Product(s) and from time to time, as the same may be added to this Agreement, Additional Territory Licensed Product(s), details of which are set out in Exhibit 7;
“Prosecution and Maintenance”
means with respect to a patent or patent application, the preparing, filing, prosecuting and maintenance of such patent or application, as well as re-examinations, reissues, requests for patent term extensions and related matters with respect to such patent or application, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular patent or patent application; and ‘Prosecute and Maintain’ shall have the correlative meaning;

“Qualified Person”	means a person qualified and accepted by competent authority to batch release and to assure quality and acceptance by a competent authority;
“Reference Material(s)”	means the official materials submitted to the regulatory authority in support of the regulatory label and approval of Products;

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“Regulatory Authority”
means federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the discovery, advancement, manufacture, commercialization or other use or exploitation (including the granting of MAA) of the Products in any jurisdiction, including the FDA, the European Medicines Agency (EMA), the State Food and Drug Administration (SFDA) in the People’s Republic of China and the Ministry of Health Labor and Welfare (MHLW) in Japan;

“SUGARDOWN”
means the trademark, namely “SUGARDOWN”, registered in (*) and owned by (*) and such trademark is adopted in the manufacture, sale, marketing, promotion, distribution and advertising of the Products, details of which are set out in Exhibit 2

“Term”	means the term as defined and set out in Clause 16 of this Agreement;
“Territory”	means the following territories:- (i) People’s Republic of China; (ii) Hong Kong Special Administrative Region; and (iii) Macau Special Administrative Region;
“Territory Licensed Product(s)”
means any product, the research, development, manufacture, use, sale, offer for sale, import or export (collectively, “Exploitation”)of which is based upon or incorporates BTI Technology or,, but for the license granted in the Agreement, would infringe any BTI Patents in any country in the Territory;

“Third Party”	means any person or entity other than BTI, the Licensee or their respective Affiliates;
“USA”	means the United States of America; and
“US Dollars” and the sign “US$”	means United States dollars, the lawful currency of the United States of America.

2.	LICENCE GRANT

2.1
BTI hereby grants to the Licensee a sole and exclusive license to use the BTI Technology in The Territory, with the right to grant, sublicenses, subject to the conditions described in this Agreement, under the BTI Technology, to enable the Licensee to:-

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(a)	bottle, label, use, commercialize, market, distribute, sell, have sold, offer for sale and import and export; and

(b)	research, develop, make, have made, manufacture

the Products in the Territory, practice any method, process or procedure or otherwise exploit the BTI Technology, and to have any of the foregoing performed on its behalf by a Third Party, subject to Clauses 2.2 and 2.3 hereinbelow.

2.2	Both Parties agree that

(i)	Clause 2.1(a) shall be active and in force from the Effective Date; and

(ii)	Clause 2.1(b) shall be contingent upon establishment of oversight quality control batch release and quality assurance requirements set forth by BTI and agreed upon by both Parties.

2.3	Insofar as the license granted in Clause 2.1 is concerned, sale and distribution in the Additional Territory shall be restricted to Products for human and veterinary use.

2.4
The Licensee and BTI have agreed that BTI shall both (a) initiate a clinical trial at a cost not to exceed [***] (such amount, up to [***] , “the “Clinical Study Fund”), and (b) as BTI’s investment in the promotion of a market for BTI’s products, provide Product to Licensee having an aggregate value (at the pricing described in Exhibit 3) equal to the amount of the Clinical Study Fund as further described below.  Specifically, Licensee and BTI have agreed that:

(i)	the results, documents and other information related to the clinical trials of the Products conducted under the auspices of and financed by the Clinical Study Fund can be used by either Party; and

(ii)
upon the Licensee’s request, BTI shall supply and deliver to Licensee, Products having an aggregate value equal to the amount actually set aside in the Clinical Study Fund and committed to clinical trials as described in clause 2.4(i) at the time of the request for Product, at the agreed prices set out in Exhibit 3 to this Agreement. In other words, if [***]  has been committed and paid into the Clinical Study Fund for clinical trials then Licensee may request [***]  in Product at the agreed price. The Licensee is not required to pay for the aforesaid amount of Products, except by means described herein.

2.5
Both Parties agree and acknowledge that the prices set out in Exhibit 3 (List of Prices) have been agreed upon as the final prices of the Products.  Should there be any proposed change in prices, both Parties must sign a written agreement for such change.

3.         ROYALTY AND PAYMENT

3.1
Subject to Clause 3.2, the Licensee shall pay to BTI a royalty of US Dollars [***]  of revenue on a quarterly basis, based on the sales and distribution of the Territory Licensed Products (excluding those manufactured and supplied to BTI) in the Territory as invoiced to the Licensee for the duration of the Term, in accordance to Clause 3 below (“Royalty Payment”).  For the avoidance of doubt, the aforesaid Territory Licensed Products must be manufactured based on the existing BTI Patents.

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3.2
In the event that the Licensee invents, develops, obtains and registers new patents (“New Patents”) based on the BTI Patents in the name of BTI, the Licensee shall pay to BTI a royalty of US Dollars [***]  of revenue on a quarterly basis based on the sales and distributions of the aforesaid products in the Territory as invoiced to the Licensee for the duration of the Term provided that the aforesaid products manufactured according to the New Patents, not the existing BTI Patents.

3.3
The Licensee shall pay the Royalty Payment of a year to BTI within 30 days upon the expiry of a quarter in a year.  In other words, the Licensee shall pay the Royalty Payment to BTI in the following manner:

(i)	on or before the 30th day of April for the first quarter (i.e. from January to March in a year);

(ii)	on or before the 30th day of July for the second quarter (i.e. from April to June in a year);

(iii)	on or before the 30th day of October for the third quarter (i.e. from July to September in a year); and

(iv)	on or before the 30th day of January for the forth quarter (i.e. from October to December in a year).

3.4	Both Parties agree that the Royalty Payment shall be paid to BTI’s bank account as set out in Exhibit 4.

3.3
Both Parties agree that, to determine the sales and distribution of the Products, any Product shall be regarded as distributed or sold by the Licensee or its sub-licensee after one hundred and twenty (120) days of receipt of invoice by the Licensee or its sub-licensee, or if not invoiced, when shipped or delivered by the Licensee or its sub-licensee.

3.4
The Licensee and its sub-licensees shall keep complete and accurate accounts of all Products distributed and sold and shall permit BTI at BTI’s own expense [if audit discloses underpayment of royalty, then Licensee pays for audit] and through an independent certified accountant of international standing to be agreed by both Parties, to audit such accounts in accordance to the following:

(i)	at least sixty (60) days’ prior written notice prior to the audit;

(ii)	no more than once each calendar year solely for the purpose of determining the accuracy of the Royalty Report (defined hereinafter) and Royalty Payment; and

(iii)	the obligation of the Licensee and its sub-licensees concerning audit of their accounts shall be terminated three (3) years after the date of issue of an audit report.

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(iv)	Licensee will assemble relevant records, including those of sub-licensees as a mechanism for determining aggregate price of Products sold and adjustments that may impact royalties payable to BTI.

3.5	Royalty Payment shall be net of any deductions or withholdings which are required to be deducted under any relevant legislation in any country.

3.6
If the Licensee or its sub-licensee is obliged to pay royalties to an independent Third Party for the right to make, manufacture, use, commercialize, market, distribute or sell the Products, the Licensee shall be entitled to deduct from the Royalty Payment due to BTI the said royalty payment actually made to such Third Party.

3.7
The Licensee shall provide BTI with a royalty report stating the gross sales of the Territory Licensed Products and provide a calculation of the Royalty Payment amount due (“Royalty Report”) within ninety (90) days after the 31st day of March, the 30th day of June and 30th  day of September in each year during the Term .

4.JOINT EXPENSES FOR MAA & REFERENCE MATERIALS

Pre-MAA

4.1
The Parties acknowledge and agree that where a Party incurs expenses arising from MAA filing for the Products), the other Party referencing such MAA shall contribute the MAA filing costs (“Joint Expenses”). A Party has absolute discretion to choose whether to reference such MAA and which part of a MAA should it references to.  In other words, a Party is entitled to reference part of the documents and/or information in a MMA process at its sole discretion.

4.2
The portion of Joint Expenses to be contributed by each Party shall be agreed upon in writing prior to incurring the Joint Expenses on a fair, reasonable and arm’s length basis. If no such written agreement is entered into between the Parties, the Party incurring the cost for the MAA shall be solely liable for it.

Post- MAA

4.3
Both Parties agree that BTI shall be solely responsible for all MAA costs outside the Territory and the Licensee shall be solely responsible for all MAA costs incurred in the Territory unless otherwise agreed by both Parties.

4.4
Notwithstanding the basic payment obligations in Clause 4.3, both Parties agree that reimbursement of the costs incurred by a Party in filing and obtaining a MAA shall be in accordance to Exhibit 5 and Clause 4.5 below.  For the avoidance of doubt, if a Party just references part of the documents and/or information (“D&I”) in a MAA, the costs to be shared by both Parties according to Exhibit 5 should be the costs arising from or in connection with that particular D&I.

4.5
Where reimbursement and repayment is payable pursuant to Clause 4.4, the Party owing such reimbursement or repayment shall via telegraphic transfer to the account details set forth in Exhibit 4 within one hundred and twenty (120) days after the use of and/or reference to a MAA or part of a MAA.

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Reference Materials

4.6
In the event that a Party requests (“the Requesting Party”)  Reference Materials created by the other Party (“the Providing Party”) whether for a MAA or not, the Requesting Party shall pay the Providing Party up to 50% of the actual costs of the Providing Party in accordance with its record for establishing such Reference Materials, subject to the condition that Reference Materials which a Requesting Party wishes to obtain must be Reference Materials which obtained MAA not more than 1.5 years before such request.

4.7
Where reimbursement and repayment is payable pursuant to Clause 4.6, the Party owing such reimbursement or repayment shall via telegraphic transfer to the account details set forth in Exhibit 4 within one hundred and twenty (120) days after the use of Reference Materials.

4.8
For all other costs and expenses in relation to matters not referred to in Clause 4, the Parties shall negotiate in good faith and at arms’ length the payment arrangement for costs incurred in the 2 years prior to MAA.

4.9
The paying party shall forthwith notify the receiving party of the payment and upon successful transfer of the payable amount, the receiving party shall issue an acknowledgement of receipt to the paying party within 14 Business Days thereafter.

5.APPROVALS AND CO-OPERATION

5.1
In furtherance of the Agreement, the Licensee shall have the right to obtain, or procure the obtaining of all MAA. BTI shall provide all reasonable assistance and disclosure of MAA and/or Reference Materials as necessary or as requested by the Licensee (or its sub-licensee) to aid their manufacturing of the Products and their efforts to obtain MAA, and charge only a minimum expense for administrative purposes.

5.2
Subject to Clause 4 above and other payments as herein provided, each Party agrees to use commercially reasonable efforts to make its personnel reasonably available, upon reasonable written request by the other Party in relation to license rights, at their respective places of employment to consult with the other Party on matters and issues related to MAA obtained during the Term.

5.3
Each Party (the “Enabling Party”) agrees to cooperate with the other (the “Filing Party”), at its written request, to comply with specific requests of any applicable Regulatory Authority (such as requests to inspect clinical trial sites), with respect to data supplied or to be supplied by the Enabling Party to the Filing Party for filing with such Regulatory Authority.  In this regard, the Enabling Party agrees to provide reference rights to the Filing Party, or to provide to applicable Regulatory Authorities copies of relevant manufacturing data specifically requested by the Filing Party, which is reasonably necessary for the Filing Party to obtain, proceed towards and/or maintain regulatory approval for the Products in accordance with this Agreement

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5.4         Assistance beyond initial transfer of BTI Technology

5.4.1
In connection with the performance of this Agreement, each Party will use its best reasonable efforts to provide assistance to the other Party as such other Party may reasonably request if it involves new technology and requires travel to other country or territory.  The requesting Party shall reimburse the reasonable costs and expenses incurred by the assisting Party in providing such assistance.

5.4.2
The Licensee shall at its discretion register this Agreement with all relevant patent offices or governmental authorities and BTI shall provide all reasonable assistance as may be requested by the Licensee; provided, however, that nothing herein shall be deemed an agreement to transfer or assign ownership to Licensee of any BTI Technology

5.4.3	If Licensee files for patent protection of any BTI claims, the filing will be made in the name and on behalf of BTI, who shall be identified as the owner of the technology subject to such filing.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS

General Representations and Warranties

6.1	Each Party represents and warrants to the other that, as of the Effective Date:

6.1.1
it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and it has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

6.1.2
it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the authorized representative executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and

6.1.3
this Agreement is legally binding upon it and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable law.

BTI’s Representations and Warranties

6.2	BTI represents and warrants to the Licensee that as of the Effective Date:

6.2.1
BTI owns and/or has an absolute and unfettered right to all BTI Technology which include patents and know-how that are developed or acquired by or for BTI during the Term as well as what BTI owns or controls as of the Effective Date, a list of which is set out in Exhibit 6, but which may change from time to time as new patents and know-how are obtained;

6.2.2
BTI Technology is solely and beneficially owned by BTI, and BTI has not placed, or suffered to be placed, any liens, charges or encumbrances on or against the patents or patent applications on the BTI Patents or the BTI Know-how, and that BTI has full right and authority to grant to the Licensee the licenses granted herein with respect to such patents, patent applications and know-how in the Territory.

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6.2.3	the BTI Patents are valid and existing, and no issued or granted patents within the BTI Patents are invalid or unenforceable to the best of their knowledge;

6.2.4
BTI has not granted, and will not during the Term grant any right to any Third Party which would conflict with the rights granted to the Licensee hereunder, nor has entered and will not enter any agreement with or assignment to any Third Party nor permit any encumbrance which would be inconsistent or otherwise conflict with the terms of this Agreement;

6.2.5	BTI has no knowledge that any Third Party has any right, title or interest in or to any of the BTI Technology;

6.2.6	the BTI Technology to the best of its knowledge is not subject to any litigation, judgments or settlements against or owed by BTI;

6.2.7	the BTI Technology is not subject to any funding agreement with any government or government agency;

6.2.8
BTI has disclosed to the Licensee all material information of which BTI is aware as to whether the research, development, manufacture, use, sale, offer for sale or importation of the Products infringes or would infringe issued or granted patents or other intellectual property rights owned by a Third Party, and that the Licensee’s practice, use and exploitation of the BTI Technology in accordance with this Agreement will not infringe or misappropriate any patent rights or other intellectual property rights of any Third Party;

6.2.9           BTI has not received any notice of:-

(i)	any threatened claims or litigation or investigations seeking to invalidate or otherwise challenge the BTI Technology or BTI’s rights therein; or

(ii)	alleged infringement of any Third Party patent rights or intellectual property rights in connection with the use and exploitation of the Products;

6.2.10
none of the BTI Patents are subject to any pending re-examination, opposition, interference or litigation proceedings.  BTI shall provide to the Licensee regular updates of all BTI Patents pertaining to any stage being reached in any of the foregoing events; and for all pending patents granted for BTI technology;

6.2.11
To the best of BTI’s knowledge, there is no unauthorized use, infringement or misappropriation of any of the BTI Technology by any Third Party in the Territory, including by any current or former employee or consultant of BTI and its Affiliates. BTI shall promptly inform the Licensee of any misappropriation or infringement of the BTI Technology of which BTI becomes aware; and

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6.2.12	BTI is not aware of any action, suit or inquiry or investigation instituted by any Third Party which questions or threatens the validity of this Agreement.

6.2.13
BTI declares that all representations, warranties and any other documents (including the Certificated of analysis of SugarDown chewable tablet (Exhibit 8) and the Declarations of Good Manufacturing Practice (Exhibit 9)) are true and accurate.

7.	INDEMNITIES

7.1     INDEMNIFICATION BY LICENSEE. Licensee shall, up to the maximum amount of its product liability insurance, indemnify, hold harmless and defend BTI, its Affiliates and their respective directors, officers, employees and agents (“BTI Indemnitees”) from and against any and all suits, investigations, claims, costs, demands, liabilities, losses, damages, and expenses, including reasonable attorneys’ fees (collectively, “Losses”) arising from or occurring as a result of a third party’s claim, action, suit, judgment or settlement against a BTI Indemnitee that is due to or based upon: (a) any breach of any representation or warranty of Licensee hereunder; (b) the failure of Licensee to perform any of its duties or obligations set forth in this Agreement; (c) Licensee’s misuse or  adulteration of Product, or combination of Product with other products without BTI’s express acknowledgement and approval, or sale and disposition of Product for applications or uses other than those for which the Product is intended, and (d) any act of gross negligence or intentional misconduct by Licensee or any of its sublicensees in connection with any action or transaction under this Agreement, including the further processing, formulation, storage, labeling, promotion, use or sale of Product while in the possession or control of Licensee or its sublicensees.

(i)
7.2    INDEMNIFICATION BY BTI.  BTI shall, up to the maximum amount of its product liability insurance, indemnify, hold harmless and defend Licensee, its Affiliates and their respective directors, officers, employees and agents (“Advance Indemnitees”) from and against any and all Losses arising from or occurring as a result of a third party’s claim, action, suit, judgment or settlement against an Advance Indemnitee that is due to or based upon: (a) any breach of any representation or warranty of BTI hereunder; (b) the failure of BTI to perform any of its duties or obligations set forth in this Agreement; (c) any act of gross negligence or intentional misconduct by BTI in connection with any action or transaction under this Agreement, including manufacture, testing, handling, packaging, labeling, storage or supply of Product while it is in the possession or control of BTI or its Affiliates. BTI shall have no liability under this Section 7.2 for any infringement based on the use of any Product if the Product is used in a manner or for a purpose for which it was not reasonably intended.  BTI's obligations under this Section 6.2 shall survive termination or expiration of this Agreement.

8.	FORECAST OF PRODUCT SUPPLY AND SALES

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Supply

8.1
The Licensee shall have a first priority offer to supply BTI’s requirements for the Products for commercial use in the Additional Territory.  BTI shall, however, retain the right to manufacture or otherwise obtain the Products, in the Additional Territory.

8.2
Subject to Clause 8.1, in the event that the Licensee (once manufacturing has commenced) fails to accept any order of BTI for sale of the Products in the Additional Territory or accepts but fails to fulfill such an order, in each case due to an event of Force Majeure that lasts for a continuous period of one hundred and twenty (120) days, BTI shall be permitted to arrange with other manufacturers or suppliers for the fulfillment of such orders (to the extent of any shortfall from the supply of the Products by the Licensee) on any terms that are reasonable.

8.3
Within a reasonable time after Licensee resumes full supply of the Products after an event of Force Majeure BTI shall cease sourcing of Products from manufacturers or suppliers other than Licensee, and shall resume its relationship with Licensee on terms consistent with the terms that preceded the event of Force Majeure

Right of First Refusal

8.4
Subject to Clause 8.1, in the event that the Licensee is unable to manufacture sufficient Products to meet the orders placed by BTI or its Affiliates (the “BTI Group”) for sale and distribution in the Additional Territory, whether such inability is due to changes in market conditions, regulatory conditions or other factors but excluding an event of Force Majeure, BTI may set up manufacturing facilities in the Additional Territory subject to the Licensee having the right of first refusal to invest in any such manufacturing facilities, either on its own, or together with BTI and other Third Party in such proportion as the Licensee may deem appropriate.  BTI shall determine the terms and conditions, and provide written explanation of the details of such investment and the economic and political reasons justifying the explanation to the Licensee.  The Licensee shall have thirty (30) Business Days from the date of receipt of the written explanation to evaluate the investment and exercise its right of first refusal.

Forecasts

8.5
Subject to Clause 8.1, no later than three (3) months prior to its second year of commercial sale of the Products, BTI shall provide the Licensee with a twelve-month (12-month) rolling forecast of BTI’s or its designee’s commercial requirements of the Products in the Additional Territory, broken down by month and updated monthly on a rolling twelve-month (12-month) basis, with an allowed monthly variation of twenty percent (20%).

8.6
Subject to Section 8.1 and before the Licensee can manufacture the Product on its own, no later than three (3) months prior to its second year of commercial sale of the Products, the Licensee shall provide BTI with a twelve-month (12-month) forecast of the Licensee’s purchase order forecast of the Products in the Territory, broken down by month and updated monthly on a rolling twelve-month (12-month) basis, with an allowed monthly variation of twenty percent (20%) until the Licensee manufactures the Product.

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Purchase Orders

8.7
Subject to Clause 8.1, BTI shall submit purchase orders for the Products that are consistent with quantities forecast in the first three (3) months of each rolling forecast.  All purchase orders submitted shall be agreed upon between BTI and the Licensee and constitute firm orders binding on the Parties.  Payment terms of each Product shall be determined and revised by the Licensee from time to time by mutual agreement. Pricing of sales may be adjusted due to raw material increases supplied by BTI.

8.8  Subject to Section 8.1, the Licensee shall submit purchase orders for the Products that are consistent with quantities forecast in the first three (3) months of each rolling forecast until the Licensee can manufactures the Product on its own.

9.	BRANDING

9.1
Each Party will be responsible for filing, registering and maintaining its own worldwide brand names and trademarks for the Products, at its own expense.  All Products provided by the Licensee to BTI hereunder shall display the name of the Licensee as manufacturer of such Products.  Each of BTI and the Licensee may use its own brand name, or that of the other Party, to identify the Products.

9.2
If one Party uses the brand name or trademark of the other Party in connection with the Products, the manner of use of the other Party’s brand name and/or trademark (as the case may be) shall first be submitted to the other Party for approval of design, color, and other details, and shall in any event comply with the other Party’s usage and quality control and quality assurance guidelines as reasonably established from time to time and as registered with the competent authority.  All approvals required under this section shall not be unreasonably withheld or delayed.

10.	PROSECUTION AND MAINTENANCE

10.1
BTI shall be responsible for the Prosecution and Maintenance, and all costs and expenses associated therewith, of the BTI Technology worldwide, unless otherwise stated in a mutual agreement in writing. However, in the Territory, the Licensee shall be responsible for all costs.

10.2
BTI shall consult in good faith with the Licensee regarding matters stated in Clause 10.1, including the withdrawal, abandonment or cessation of Prosecution and Maintenance of any BTI Technology covering the Products.  If BTI determines to withdraw, abandon or otherwise cease to Prosecute or Maintain any of the BTI Technology covering the Products, then BTI shall provide the Licensee with one hundred and twenty (120) days’ written notice prior to the date on which such withdrawal, abandonment or cessation of Prosecution and Maintenance would become effective.  In such event, the Licensee shall have the first right, but not the obligation, to take over at the Licensee’s expense the Prosecution and Maintenance of such BTI Technology, and in such event, such BTI Technology shall be assigned to the Licensee at the nominal price of USD1.00 (and such BTI Technology shall thereafter be expressly excluded from the BTI Technology stipulated herein).

10.3	BTI shall provide the Licensee with regular updates and records of all matters stated in Clauses 10.1 and 10.2.

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10.4	The Licensee shall have the right to be granted with a license by BTI in relation to any continuation, divisional, re-issues of any of the BTI Patents.

11.	NEW INTELLECTUAL PROPERTY

11.1
The Licensee will own all new intellectual property related to the Products that is conceived or reduced to practice by the Licensee during the Term. New IP that is related to improvements modifications, enhancements, etc. to the BTI patents (for example the New Patents as referred in Clause 3.2), upon BTI’s request, the Licensee will grant a royalty-free exclusive license of such new intellectual property to BTI on terms to be agreed between the Parties similar to the terms and conditions in this Agreement

11.2	The Licensee shall be required to disclose where improvements to the intellectual property are developed by the Licensee.

11.2.1	If the new developments are not under or within the BTI claims, the Licensee shall be required to offer the license to the same to BTI on reasonable commercial terms.

12.	ENFORCEMENT

12.1
The Licensee shall have the right to determine the appropriate course of action to enforce any patent rights relating to the BTI Technology in the Territory, or otherwise to abate the infringement thereof. The Licensee, upon discovery of an executed or potential patent infringement, shall notify BTI within fourteen (14) days of discovery.  In the event BTI does not take such action as determined by the Licensee in respect of any infringement of the BTI Technology within thirty (30) days of request by the Licensee to do so, the Licensee may take such action in its own name or in the name of BTI and BTI shall provide all assistance and information as the Licensee may request to enable the Licensee to take appropriate action in respect of any infringement of the BTI Technology.  BTI and the Licensee shall each bear one-half (1/2) of the cost and expense of any such action.

12.2
All damage receivables as a result of such actions shall be utilized first to reimburse each Party for the cost and expense of any such action and shall thereafter be equitably allocated between BTI and the Licensee based on the Parties’ relative damages attributable to the underlying claim.

13.	MANUFACTURING FACILITIES

13.1	The Licensee shall purchase or establish and maintain one or more manufacturing facilities for the manufacture of the Products at its own expense.

13.2
Both Parties agree and acknowledge that the manufacturing facilities may be used to manufacture products other than the Products and to manufacture the Products for Third Parties. This right must be exercised within five (5) years or it becomes non-exclusive as to the manufacture. Such manufacturing facility will be in compliance with internationally accepted standards for GMP, FDA, quality control and quality assurance.

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13.3
With regard to a decision on making the investment to establish and maintain one or more manufacturing facilities for the manufacture of the Products, both Parties agree that, prior to the Licensee deciding to proceed with the establishment of the manufacturing facilities,

(i)	BTI has to provide the Licensee a forecast of its purchase orders of the Products; and

(ii)	They should agree on the price of the Products manufactured and supplied by the Licensee to BTI.

13.4	The Licensee shall be responsible for the maintenance and repair of all equipment used in the manufacture of the Products in accordance with applicable laws and consistent with good industry practice.

14.	EVENT OF DEFAULT

14.1
Even if gross default of performance by the Licensee occurs and no execution to cure has been taken in sales or in manufacturing after the receipt of notification of default by BTI, the Licensee shall have the absolute and unfettered right to retain and to continue the use of the BTI Know-How, the BTI Patents, the BTI Technology (collectively “Intellectual Property”) for the research and the manufacturing in the territory of:

14.1.1	any Products which the Licensee obtains/ procures or intends to obtain MAA for (in accordance to Clause 11); and

14.1.2	Any other new products until termination date.

14.2
Further to Clause 14.1 above, the Licensee shall have the right to manufacture only if curable defaults have been cured, to sell and to distribute these new drugs within the Territory, using a brand name other than BTI should BTI so request, and/or at the discretion of the Licensee.

14.3
Subject to Clause 11, BTI shall have the right to continue to use the intellectual property which the Licensee has contributed to the development of and shall have the right to continue to manufacture, distribute and sell the Products which use the intellectual property in any jurisdiction except in the Territory.

15.	CONFIDENTIALITY

15.1
Except to the extent expressly authorized by this Agreement or otherwise agreed by the Parties in writing, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential or proprietary information or materials furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”) or the terms and conditions of this Agreement.  Notwithstanding the foregoing, Confidential Information shall not be deemed to include information or materials to the extent that it can be established by written documentation by the receiving Party that such information or material:

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(i)
was already known to or possessed by the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established), at the time of disclosure;

(ii)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(ii)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(iv)	was independently developed by the receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

(v)	was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

15.2	Each Party may use and disclose Confidential Information of the other Party or the terms and conditions of this Agreement as follows:

(i)
under appropriate confidentiality provisions substantially equivalent to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted to such Party in this Agreement;

(ii)
to the extent such disclosure is reasonably necessary in filing for, prosecuting or maintenance of patents, copyrights and trademarks (including applications therefore) in accordance with this Agreement, complying with the terms of agreements with Third Parties, prosecuting or defending litigation, complying with applicable governmental regulations, filing for, conducting preclinical or clinical trials, obtaining and maintaining regulatory approvals (including MAA), or otherwise required by applicable law or the rules of a recognized stock exchange, provided, however, that if a Party is required by law or stock exchange to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed with key financial terms blanked;

(iii)
in communication with existing investors, contracted consultants, advisors (including financial advisors, lawyers and accountants) and others on a need-to-know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or

(iv)	to the extent mutually agreed to by the Parties.

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16.	TERM

16.1	The term of this Agreement (the “Term”) shall commence on the Effective Date and continue in force on a product-by-product basis with respect to each country anywhere in the world until the later of:-

(i)	the last of the applicable BTI Patents with valid claims to expire covering a Product in such country expires; or

(ii)	seven (7) years after the first material commercial sale of a Product in a particular country, whichever Term is greater

Paid-Up, Non-Exclusive License on Expiration

16.2
Upon the expiration of this Agreement on a Product-by-Product and a country-by-country basis, the Licensee shall have a non-exclusive, fully paid-up, royalty-free license in such country to research, develop, make, have made, manufacture, use, sell, offer for sale, import and export that particular Product (and to have any of the foregoing activities regarding such Product performed by any Third Party on behalf of the Licensee).

17.         TERMINATION

17.1         This Agreement can be terminated by a Party (“Non-Defaulting Party”) if and only if: -

(i)	the other Party (“Defaulting Party”) fails and/or refuses to pay to the Non-Defaulting Party pursuant to this Agreement and the payment is not settled after serving a twelve (12) months prior written notice to the Defaulting Party; or

(ii)	after the manufacturing facilities are established by the Licensee and the Licensee begins to manufacture the Products, the Licensee fails to use its best endeavours to maintain the quality of the Products which is evidenced by a scientific report issued by an international reputable scientific laboratory or university and the Licensee does not cure this and continues to fail in this aspect one hundred and twenty (120) days after receipt of written notice by BTI of such failure. For the avoidance of doubt, the written notice issued by BTI should enclose the aforesaid evidence and set out the curing measures to be complied with by the Licensee in details; or

(iii)	a winding up order is granted by a Court against the Defaulting Party.

18.	DISPUTE RESOLUTION

Disputes

18.1
If the Parties are unable to resolve any dispute or other matter arising out of or in connection with this Agreement, either Party may, by written notice to the other Party, have such dispute referred to the Chief Executive Officers of Parties for attempted resolution by good faith negotiations within sixty (60) Business Days after such notice is received.  In such event, each Party shall cause its Chief Executive Officers to meet (face-to-face or by teleconference) and be available to attempt to resolve such issue. If the Parties should resolve such dispute or claim, a memorandum setting forth their agreement will be prepared and signed by both Parties if requested by either Party.  The Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the dispute.

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Arbitration

18.2
In the event that the Parties are unable to resolve any such matter pursuant to Clause 17.1 and 17.2, then either Party may initiate arbitration pursuant to this Clause 18.2.  Any arbitration under this Clause 18.2 shall be conducted by and in accordance with the applicable rules of the International Chamber of Commerce (“ICC”) by a single independent arbitrator with significant experience in arbitrating matters related to biopharmaceutical industry and mutually agreed by the Parties; provided that if the Parties are unable to agree on a single arbitrator within thirty (30) days of notice of the dispute, the arbitrator shall be selected by the senior executive of the ICC in Paris. In such arbitration, the arbitrator shall select an independent technical expert with significant experience relating to the subject matter of such dispute to advise the arbitrator with respect to the subject matter of the dispute.  The place of arbitration shall be in (i) the State of California, USA, if initiated by the Licensee or (ii) Hong Kong, if initiated by BTI.  The costs of such arbitration shall be shared equally by the Parties, and each Party shall bear its own expenses in connection with the arbitration.  The Parties shall use good faith efforts to complete arbitration under this Clause 18.2 within six (6) months following the initiation of such arbitration.  The arbitrator shall establish reasonable additional procedures to facilitate and complete such arbitration within such six (6) month period.  All arbitration proceedings shall be conducted and all evidence and communications shall be in English, provided that any written evidence originally in a language other than English shall, insofar as practicable, is submitted in English translation accompanied by the original or true copy thereof.  Attorney’s fees will be paid to prevailing party.

Equitable Relief

18.3
Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief.

19.         GOVERNING LAW

19.1 This Agreement and any dispute arising from the performance or breach hereof (including arbitration proceedings under Clause 18.2) shall be governed by and construed and enforced in accordance with the Laws of the State of California in the U.S., without reference to conflicts of laws principles.

20.         MISCELLANEOUS

20.1	Assignment

This Agreement shall not be assignable by either Party to any Third Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign this Agreement, without the written consent of the other Party, (i) to an Affiliate, or (ii) to an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise), and agrees in writing to be bound by the terms and conditions of this Agreement.  No assignment or transfer of this Agreement shall be valid and effective unless and until the assignee/transferee agrees in writing to be bound by the provisions of this Agreement.  The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

Page - 21 -

Except as expressly provided in this, any attempted assignment or transfer of this Agreement shall be null and void.

20.2	Notices

Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing in the English language and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by reputable international -express courier service (signature required) to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by written notice to the other Party.

If to BTI, addressed to:

BOSTON THERAPEUTICS Inc.
33 South Comercial St.
Manchester, NH 03101
Attention:          Ken Tassey Jr.
Telephone:        978.886.0421
Facsimile:           (603) 685-4784

If to the Licensee, addressed to:
Advance Pharmaceutical Co. , Ltd
Rm A 2- 3F, Dai Fu Street
Tai Po Industrial Est.
Tai Po, New Territories, Hong Kong
Attention:         Conroy Cheng
Telephone:       (852) 2947 0311
Facsimile:          (852) 2432 0106

20.3	Waiver

Neither Party may waive or release any of its rights or interests in this Agreement except in writing.  The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.  No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

Page - 22 -

20.4	Severability

If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible.  Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

20.5	Entire Agreement/Modification

This Agreement, including its Exhibits, sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understanding between the Parties and supersedes and terminates all prior agreements and understanding between the Parties.  Subsequent alteration, amendment, change or addition to this Agreement which is agreed upon between the Parties within 60 days of the Effective Date shall be binding upon the Parties if and only if reduced to writing and signed by the respective duly authorized representatives of the Parties.

20.6	Relationship of the Parties

The Parties agree that the relationship of BTI and the Licensee established by this Agreement is that of independent contractors.  Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an employment, agency or any other relationship.  Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

20.7	Force Majeure

Except with respect to payment of money, neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, strike, flood, or governmental acts or restriction, or other cause that is beyond the reasonable control of the respective Party (a “Force Majeure” event).  The Party affected by such Force Majeure event will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use diligent efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.  If the performance by the affected Party of any obligation under this Agreement is delayed owing to such a Force Majeure event for any continuous period of more than one hundred twenty (120) days, the other, unaffected Party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice; provided that such Force Majeure event has not ended during such sixty (60) day period.

20.8	Compliance with laws/other

Notwithstanding anything to the contrary contained herein, all rights and obligations of BTI and the Licensee are subject to prior compliance with, and each Party shall comply with, all laws, including obtaining all necessary approvals required by the applicable agencies of the governments of the United States, the Territory and foreign jurisdictions.  In addition, each Party shall conduct its activities under this Agreement in accordance with good scientific and business practices.

Page - 23 -

20.9	Interpretation

The captions and headings used in this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.  Unless otherwise specified to the contrary, references to Clauses or Exhibits mean the particular Clauses or Exhibits of this Agreement, and references to this Agreement include all Exhibits hereto.

Unless the context otherwise clearly requires, whenever used in this Agreement:  (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “day” or “year” means a calendar day or year unless otherwise specified; (iii) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereby,” “hereunder” and derivative or similar words refer to this Agreement (including any Exhibits) as a whole, and not to any particular provision of this Agreement; (v) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;”(vi) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (vii) words of any gender include all genders; (viii) words using the singular or plural number also include the plural or singular number, respectively; and (ix) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof. Neither Party shall be deemed to be acting “by or under authority” of the other Party for purposes of this Agreement.

20.10	Counterparts

This Agreement may be executed in two or more counterparts by original or facsimile signature, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

By: /s/Kenneth A Tassey, Jr.	ADVANCE PHARMACEUTICAL COMPANY LIMITED By: /s/Conroy Cheng__________________
Name: Kenneth A Tassey, Jr.	Name: Conroy Cheng

Title: Director, President	Title: Director

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Exhibit 1

Option Agreement

Page - 25 -

Exhibit 2

SUGARDOWN Certificate

Please see attached.

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Exhibit 3

List of Prices

Please see attached.

All manufacturing overheads, selling expenses, labeling and other costs are included in the prices set out, with the exception of sales tax (including VAT) and transfer costs, which the respective buyer shall bear.

Page - 27 -

[***]

Page - 28 -

Exhibit 4

Banking Information

BOSTON THERAPEUTICS, INC.

Name: BOSTON THERAPEUTICS, Inc

Bank: [***]

Account Number: [***]

Routing: [***]

ADVANCE PHARMACEUTICALS CO., LIMITED

Name: ZAPP BIOTECHNOLOGY COMPANY LIMITED

Bank:  [***]

Account Number: [***]

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EXHIBIT 5

Reimbursement of Costs

	Costs borne by BTI		Costs borne by the Licensee
	(Region 1) Reference/use in Additional Territory other than USA	(Region 2) Reference/use in USA	(Region 3) Reference/use in Territory
MAA in Territory			[***]%
		[***]%#	[***]%##
	[***]%#		[***]%##
	[***]*	[***]*	1/3*
MAA in Europe	[***]%
	[***]%##		[***]%#
	[***]%##	[***]%#
	[***]*	[***]*	[***]*
MAA in USA		[***]%
		[***]%##	[***]%#
	[***]%#	[***]%##
	[***]*	[***]*	[***]*

#
In the event that a MAA is obtained by a first Party in its region and is referenced/used by the second Party in its region or one of its regions, such second Party – in respect of its reference/use in its region of the first Party’s MAA – shall reimburse to the first Party [***] percent ([***]%) of the costs of the first Party’s MAA.  BTI’s costs in Regions 1 and 2 will be similarly treated.

##	After reimbursement by the second Party, the costs borne by the first Party which obtained the MAA shall be reduced to [***] percent ([***]%) of the costs of such MAA.

*
In the event that the Licensee has previously paid [***]percent ([***]%) of MAA costs to BTI, then upon BTI’s reference/use of such MAA a 3rd region (i.e., reference/use is made by BTI in both the USA and in the Additional Territory), BTI shall repay the Licensee[***] ([***]) of the costs of such MAA, so that the overall result is as follows:  if the Parties reference/use a given MAA in each of the above 3 regions, the Licensee shall bear [***] ([***]) of the costs of such MAA, and BTI shall bear [***] ([***]) of such costs.

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Exhibit 6

List of Patents

US Provisional patent #61410609 filed 05-Nov-2010;

US patent #5,527,770;

US patent #5,681,923;

US patent # 5,759,992;

US patent # 5891,861:

US patent # 6,423,314 B2

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Exhibit 7

List of Products

(refer to the definition of Product(s))

1.            SUGARDOWN; and

2.           SUGARDOWN-related products

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Exhibit 8

Certificated of analysis of SugarDown Chewable Tablet

Please see attached.

[***]

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Exhibit 9

Declarations of Good Manufacturing Practice

Please see attached.

[***]]

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